Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 22, 2004, except for the first paragraph in Note 20, as to which the date is November 8, 2004, relating to the consolidated financial statements and financial statement schedule of Varian Semiconductor Equipment Associates, Inc., which appears in Varian Semiconductor Equipment Associates Inc.’s Annual Report on Form 10-K for the year ended October 1, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2005